                                                                   EXHIBIT 5.1

                                 [LETTERHEAD]

September 24, 1998

Billing Concepts Corp.
7411 John Smith Drive, Suite 200
San Antonio, Texas 78229

Re: Billing Concepts Corp. 401(k) Retirement Plan

Ladies and Gentlemen:

As general counsel of Billing Concepts Corp. (the "Company"), I am familiar with its registration statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, for the purpose of registering 60,000 shares of common stock, par value $.01 per share ("Common Stock") of the Company, the Series A Junior Participating Preferred Stock Purchase Rights carried with the Common Stock, and an indeterminate number of plan interests (the "Interests") issuable under the Billing Concepts Corp. 401(k) Retirement Plan (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. I have assumed the authenticity of all documents I have examined and have assumed the genuineness of all signatures thereon.

Based on the foregoing and subject to the comments noted below, I am of the opinion that the Interests, when extended in accordance with the terms of the Plan, will be validly issued.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware and the federal securities law of the United States of America.

I note that the Common Stock covered by the Registration Statement will, in accordance with the terms of the Plan, be purchased on the open market.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ W. Audi Long
-------------------------
W. Audi Long
Sr. Vice President and
General Counsel